Exhibit 10.2

August 20, 2011

Mike Romeri

11 Plymouth Road

Weston, MA  02493

Dear Mike:

We enjoyed the opportunity to meet with you and we hope you found the time as rewarding as we did.  Mike, we are most impressed with your qualifications, and it is with pleasure that we provide this offer of employment.  Details of the offer include:

a.               Title and reporting relationship:  The position is Chief Executive Officer (CEO) & President of Thomas Group, Inc.  Additionally I will recommend to the Board of Directors that you become a member of the Board of Directors upon commencement of employment.  You will report to me as Executive Chairman.

b.              Compensation: For the period beginning August 24, 2011 (if your start date is later this will be adjusted proportionally) and ending December 31, 2011, you will receive 71,154 shares of stock.  You will also receive a bonus equal to the same number of shares (adjusted for start date) if the company has firm contract backlog, excluding the new Navy project if awarded to us, for Q1/12 greater than breakeven.

Starting January 1, 2012 you will receive an annual base salary of $300,000 plus shares of stock equivalent to 1.5% ownership of the company as of December 31, 2011.  Additionally, subject to the approval of the Compensation and Corporate Governance Committee of the Board of Directors no later than January 31, 2012, you will be eligible for a performance bonus for 2012 of up to shares of  stock equivalent to 4.5% stock in the company as of December 31, 2011,  on terms and conditions to be agreed to in writing.

c.               Limitation on Transfers of Stock. Any stock to be issued under this agreement will be subject to the provisions of Section 382 of the Internal Revenue Code.

d.              Restricted Stock.  Shares of stock received pursuant to this agreement will be restricted securities and any resales must be made pursuant to Rule 144 or another exemption to registration.

e.               Vacation and Benefits:  You will be entitled up to four weeks of Paid Time Off annually in accordance with the Thomas Group Paid Time Off policy and you will be eligible to participate in any medical, dental, disability benefits, and/or 401(k) plans, subject to plan requirements, that may be in effect at Thomas Group. The benefits are effective on your date of hire.  Paid Time Off is accrued semi-monthly.

Thomas Group	5221 N. O’Connor Boulevard Suite 500	Irving, TX 75039

Initials	MNR

f.                 Start date:  We have planned your scheduled start date for August 24, 2011. A later start date will adjust 2011 compensation proportionally.

g.              Reimbursement of expenses. You will be reimbursed for reasonable and necessary business and travel expenses, including travel to and from Dallas, as necessary to perform your duties.

h.              Prior Invention: Existing IP related to supply chain risk management and performance assurance and derivatives thereof will not become property of TG.  However, TG has a free non-transferable right of use of this IP.

In compliance with the Immigration and Control Act of 1986, it will be necessary for you to certify your identity and authorization to work in the United States.  Therefore, we will need to verify documents which are required by law to certify your right to work in the United States.

This offer is conditioned upon satisfactory verification of your previous employment accomplishments, education record and criminal background check, completion of the I-9 process and a negative drug test.  This will be done after your decision to join us.  Additionally, you must sign and return the attached Applicant Consent Form prior to beginning work. Once you have accepted our offer and completed the contingencies, we will send you the new hire paperwork which you may fill out prior to your start date.

This offer is conditional on approval by the Thomas Group board of directors, and we will schedule a special meeting to approve this.

Thomas Group is an “at-will” employer, and as such the employer/employee relationship is subject to termination at any time by either party with or without cause.  Upon termination of your employment, you agree to resign your position as member of the Board of Directors.

Please let me know if you have any questions.  I believe this letter outlines all the terms we discussed.  In order to confirm your agreement, please sign and return a copy of this letter via fax, or by email as soon as possible.

It is a genuine pleasure to convey this offer to you.  We are all looking forward to having you join our team.

My best regards,

/s/ Michael E. McGrath

Michael E. McGrath
Executive Chairman
Office: 972-401-4436
Fax: 972.501.3606

I AGREE WITH THE TERMS OF THIS LETTER:

SIGNATURE	/s/ Michael N. Romeri

DATE	8/20/2011

Initials	MNR